Exhibit 23.1

Consent of Registered Independent Public Accounting Firm

The Board of Directors and Stockholders
Revlon, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Revlon, Inc. of our report dated March 9, 2005, with respect to the consolidated balance sheets of Revlon, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related statements of operations, stockholders' deficiency and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2004 and the related financial statement schedule, and our report on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K/A of the Company.

Our report dated April 8, 2005 on management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 expresses our opinion that Revlon, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states Revlon, Inc.'s policies and procedures related to the periodic review and validation of the data inputs and outputs used in the Company's estimates of reserves for sales returns in the United States were not effective. This deficiency constituted a material weakness in the Company's internal control over financial reporting as of December 31, 2004.

New York, New York
April 12, 2005